Kevin M. Murphy

Attorney at Law

6402 Scott Lane
Pearland, Texas 77581
(281) 804-1174
info@kevinmurphylaw.com

June 19, 2012

WTTJ, Inc.

Peter Klamka

peterklamka@yahoo.com 1000 Country Club Road Ann Arbor, MI 48105

Re: WTTJ, Inc, Form S-1/a Amendment no. 2 Registration Statement

Mr. Klamka:

I refer to the above-captioned registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended ( “Act”), filed by WTTJ, Inc., a Michigan Corporation (“Company”), with the Securities and Exchange Commission. The Registration Statement related to the offering of 154,000 shares of the Company's common stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form S-1/a Amendment No. 2.

I have examined the copies of such records of the Company, certificates of officers of the Company, as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents. Based on my examination mentioned above, I am of the opinion that 154,000 shares of common stock to be offered and sold are duly authorized shares of common stock will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my firm under “Experts and Named Counsel” in the Registration Statement.

Sincerely,

s/s

Kevin M. Murphy